EXHIBIT 23.1

FIRSTENERGY CORP.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-48587, 333-102074 and 333-103865) and Form S-8 (Nos. 333-56094, 333-58279, 333-67798, 333-72766, 333-72768, 333-81183, 333-89356, 333-101472, 333-110662, and 333-146170) of FirstEnergy Corp. of our report dated February 28, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Stockholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 28, 2008 relating to the financial statement schedules, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Cleveland, OH
February 28, 2008